Exhibit 99.1

PRESS RELEASE                   Franklin Street Properties Corp.

401 Edgewater Place • Suite 200  •  Wakefield, Massachusetts  01880-6210  •  (781) 557-1300  •  www.franklinstreetproperties.com
Contact:  Donna Brownell    877-686-9496                                                        FOR IMMEDIATE RELEASE

FRANKLIN STREET PROPERTIES CORP. ANNOUNCES
FOURTH QUARTER AND FULL YEAR 2007 RESULTS

Wakefield, MA—February 19, 2008—Franklin Street Properties Corp. (the “Company” or “FSP”) (AMEX: FSP), an investment firm specializing in real estate, announced today Net Income of $61.1 million and Earnings Per Share (EPS) of $0.86 for the year ended December 31, 2007.  The Company also announced Funds From Operations (FFO) of $75.0 million or $1.06 per share, Gains On Sales (GOS) of Properties of $23.8 million or $0.34 per share, FFO plus Gains on Sales (FFO+GOS) of $98.8 million, or $1.40 per share, and provided an update on other activities.

The Company evaluates its performance based on Net Income, EPS, FFO, GOS and FFO+GOS, and believes each is an important measure.  A reconciliation of Net Income to FFO and FFO+GOS, which are non-GAAP financial measures, is provided on page 4 of this press release.

(in 000's except per share data)	Three Months Ended December 31,			Year Ended December 31,
	2007	2006	Increase (Decrease)	2007	2006	Increase (Decrease)

Net Income	$9,391	$39,482	$(30,091)	$61,085	$110,929	$(49,844)

FFO	$18,572	$21,117	$(2,545)	$75,049	$81,278	$(6,229)
GOS	257	26,969	(26,712)	23,789	61,438	(37,649)
FFO+GOS	$18,829	$48,086	$(29,257)	$98,838	$142,716	$(43,878)
Per Share Data:
EPS	$0.13	$0.56	$(0.43)	$0.86	$1.65	$(0.79)
FFO	$0.26	$0.30	$(0.04)	$1.06	$1.21	$(0.15)
GOS	$-	$0.38	$(0.38)	$0.34	$0.91	$(0.57)
FFO+GOS	$0.27	$0.68	$(0.41)	$1.40	$2.13	$(0.73)

Weighted ave shares (diluted)	70,481	70,766	(285)	70,651	67,159	3,492

Comparing results for the fourth quarter of 2007 to 2006, Net Income and EPS decreased $30.1 million or $0.43 per share, FFO decreased $2.5 million or $0.04 per share, GOS decreased $26.7 million or $0.38 per share and FFO+GOS decreased $29.3 million or $0.41 per share.  Comparing results for the year ended December 31, 2007 to 2006, Net Income and EPS decreased $49.8 million or $0.79 per share, FFO decreased $6.2 million or $0.15 per share, GOS decreased $37.6 million or $0.57 per share and FFO+GOS decreased $43.9 million or $0.73 per share.

The following significant factors affected Net Income, EPS, FFO, GOS and FFO+GOS for the three months and year ended December 31, 2007 compared to results for the same periods in 2006:

For the fourth quarter of 2007, Net Income decreased $30.1 million compared to the fourth quarter of 2006.  The decrease was principally a result of:  (1) a decrease of $26.7 million from lower gains on sales of properties, (2) a $3.3 million decrease from investment banking related income as a result of a lower level of securities sold, (3) an increase to depreciation and amortization of approximately $1.6 million from property acquisitions, (4) a $0.7 million decrease in termination fee income received from early termination of leases and (5) a decrease in interest income of $0.4 million from lower average cash balances.  These decreases were partially offset by (6) a $1.7 million increase in rental income net of operating expenses primarily from property acquisitions and (7) reduced general and administrative expenses of $0.9 million

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primarily from reductions in discretionary compensation.  FFO decreased $2.5 million principally as a result of these factors excluding non-cash items and including distributions received from equity investments, and GOS decreased $26.7 million from lower gains on sales of assets for the three months ended December 31, 2007 compared to the same period in 2006.

For year ended December 31, 2007 Net Income decreased $49.8 million compared to the same period in 2006.  The decrease was principally a result of:  (1) a decrease of $37.6 million from lower gains on sales of properties, (2) an increase to depreciation and amortization of approximately $8.4 million from property acquisitions, (3) a $7.2 million decrease in termination fee income received from early termination of leases, (4) a $2.1 million decrease from investment banking related income as a result of a lower level of securities sold and (5) a decrease in interest income of $0.6 million from lower average cash balances.  These decreases were partially offset by (6) a $5.1 million increase in rental income net of operating expenses primarily from property acquisitions and (7) reduced general and administrative expenses of $1.1 million primarily from reductions in discretionary compensation.  FFO decreased $6.2 million principally as a result of these factors excluding non-cash items and including distributions received from equity investments, and GOS decreased $37.6 million from lower gains on sales of assets for the year ended December 31, 2007 compared to the same period in 2006.

George J. Carter, President and CEO, commented as follows:

“For the fourth quarter of 2007, FSP’s profits as represented by FFO+GOS totaled approximately $18.8 million or $0.27 per share.  For the full year 2007, FSP’s profits as represented by FFO+GOS totaled approximately $98.8 million or $1.40 per share.  Dividend distributions paid for the full year 2007 totaled approximately $87.7 million or $1.24 per share.

Significant portions of our real estate investment business are transactional.  Beginning in the third quarter of 2007, those transactional businesses were materially impacted by the external financial, mortgage/debt and investment market turmoil that arose from what is being called the “credit crunch”.  Specifically, properties FSP may have contemplated selling have not been put up for sale because of market conditions.  Changes in mortgage loan availability and changes in the cost of those loans continue to restrict many potential sales of commercial office buildings around the country.  Rather than sell in this negative environment, FSP has decided to postpone the sale of some properties until a more attractive environment establishes itself, particularly within the mortgage/debt markets.  A time frame for improvement in these markets is hard to predict, especially with the uncertainty of how big an impact the current financial market turmoil will have on broader U.S. economic activity.  We are constantly evaluating property disposition opportunities, as well as potential new property acquisition opportunities that may present themselves at attractive prices as a result of the restrictive capital/mortgage debt environment.

In addition to the turmoil in the mortgage/debt markets, which limited our property sales during the second half of 2007, the investor market for our real estate private placement business also suffered and negatively affected our Investment Banking equity raising efforts.  Continued investor uncertainty surrounding the potential impact on commercial real estate emanating from the mortgage/debt crisis is causing a “wait-and-see” attitude to prevail among many of our established investor clients.  Fourth quarter 2007 business in this area picked up over third quarter results, but still totaled only about 60% of our historical activity.

While profits continued to suffer in the fourth quarter of 2007 from our transactional business being negatively impacted by the broader capital market credit crunch, our unleveraged real estate portfolio continued to increase its overall occupancy and provided steady income.  Taken as a whole, FSP’s investment/business model appears well positioned to weather this broader debt market dislocation.  We have the financial capability to maintain our real estate assets and operational businesses to the highest standards, with the objective of ultimately realizing their full longer-term potential values.

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As the capital markets and U.S. economy work through the current real estate mortgage/debt crunch, we will continue to remain conservative, disciplined and patient, while watching for value investment opportunities that we might be able to take advantage of.  Our balance sheet provides FSP with significant borrowing power for property acquisitions.  We view the current capital market environment as a potential period of opportunity to acquire quality core office properties at excellent values.  In many cases, investment competition for such properties has thinned out significantly because of the credit crunch.  In a change from past practice, FSP will now consider using its balance sheet strength to help finance property-secured borrowings to fund new acquisitions, and thus begin to create a moderately leveraged larger real estate portfolio.

Rental Income for the fourth quarter and full year 2007 was about as expected for FSP’s 26 continuing properties.  During 2007 leased square footage in our portfolio rose about 4% to 93% from 89% at the beginning of the year primarily as a result of new leasing during the year.  Most of our office markets continue to show positive trends of absorption, occupancy and rent growth, but at generally reduced levels of growth compared to the first half of 2007.  Our geographically diverse property portfolio is generally tracking the national published statistics for their respective locations, and we finished 2007 having increased overall occupancy in the portfolio during a meaningful lease roll and property-repositioning year.  For 2008, a relatively smaller percentage of square footage is due to expire versus 2007.  In 2008, approximately 305,911 square feet of our total portfolio or about 6% of our total rentable square footage is scheduled to expire.

Property Sales totaling approximately 68,533 square feet from one property located in Austin, Texas took place in the fourth quarter for a small gain.  For the full year 2007, FSP sold five properties totaling approximately 620,044 square feet for gains totaling approximately $23.8 million.  Total proceeds from those property sales of about $96.1 million were primarily re-deployed to purchase a 325,978 square foot office tower in downtown Baltimore, Maryland, an approximately 43.7% interest in an 839,127 square foot office tower in downtown Chicago, Illinois sponsored by our Investment Banking group and approximately $4.8 million of our common stock as part of our stock repurchase plan.  As we look ahead to 2008, property sales could be fewer in number than over the last three years as constriction of available mortgage debt impacts potential buyers’ appetites for commercial real estate.

Investment Banking activity for the fourth quarter of 2007 totaled approximately $28.3 million, an increase of $18.3 million over the $10 million completed in the third quarter.  However, Investment Banking activity in the second half of 2007 slowed markedly compared to the first half of 2007 as a result of the broader capital markets uncertainty that has been precipitated by the credit crunch.  For the full year 2007, Investment Banking activity totaled $147.5 million, representing a 13% decrease from 2006’s level.  As we begin 2008, Investment Banking is actively engaged in one private placement preferred stock offering totaling $65 million, representing the equity interest in a single office property located in Kansas City, Missouri.  The current volatility and uncertainty in the broader capital/investment markets make visibility of our Investment Banking business very uncertain for 2008.”

Dividend Announcement

On January 18, 2008, the Board of Directors of the Company declared a cash distribution of $0.31 per share of common stock payable on February 20, 2008 to stockholders of record on January 31, 2008.

Real Estate Update

On December 20, 2007, the Company sold a property located in Austin, Texas at a gain of approximately $257,000.  On December 27, 2007, the Company invested $82.8 million representing a 43.7% interest to complete the syndication of FSP 303 East Wacker Drive Corp., which owns an 839,127 square foot CBD office tower in Chicago, Illinois.  Supplementary Schedules D & E provide property information for our continuing real estate portfolio of 26 properties and for three non-consolidated REITs that we have interests in as of December 31, 2007.

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A reconciliation of Net Income to FFO and FFO+GOS is shown below and definitions of FFO and FFO+GOS are provided on Supplementary Schedule H.  We believe FFO is used broadly throughout the real estate investment trust (REIT) industry as a measurement of performance and is generally calculated in a similar manner to our calculation.  We also believe that FFO+GOS is an important measure as it considers investment performance.

	Three Months Ended		Year Ended
	December 31,		December 31,
(In thousands, except per share amounts)	2007	2006	2007	2006

Net income	$9,391	$39,482	$61,085	$110,929
(Gain) Loss on sale of Properties	(257)	(26,969)	(23,789)	(61,438)
GAAP income from non-consolidated REITs	(147)	(131)	472	(1,043)
Distributions from non-consolidated REITs	607	59	1,806	783
Depreciation of real estate & intangible amortization	8,978	8,676	35,475	32,047
Funds From Operations (FFO)	18,572	21,117	75,049	81,278
Plus gains on sales of Properties	257	26,969	23,789	61,438
FFO+GOS	$18,829	$48,086	$98,838	$142,716

Per Share Data
EPS	$0.13	$0.56	$0.86	$1.65
FFO	$0.26	$0.30	$1.06	$1.21
GOS	$-	$0.38	$0.34	$0.91
FFO+GOS	$0.27	$0.68	$1.40	$2.13

Weighted average shares (basic and diluted)	70,481	70,766	70,651	67,159

Today’s news release, along with other news about Franklin Street Properties Corp., is available on the Internet at www.franklinstreetproperties.com.

A conference call is scheduled for February 20, 2008 at 9:30 a.m. (ET) to discuss 2007 results. The toll free number is 1-888-713-4209, passcode 85429857.  Internationally, the call may be accessed by dialing 1-617-213-4863, passcode 85429857. The call will also be available via a live webcast, which can be accessed at least 10 minutes before the start time through the Webcasts & Presentations section of our Investor Relations section at www.franklinstreetproperties.com.  A replay of the conference call will be available on the Company's website one hour after the call.

About Franklin Street Properties Corp.

Franklin Street Properties Corp., based in Wakefield, Massachusetts, is focused on achieving current income and long-term growth through investments in commercial properties.  FSP operates in two business segments: real estate operations and investment banking/investment services.  FSP owns an unleveraged portfolio of real estate.  The majority of FSP’s property portfolio is suburban office buildings, with select investments in certain central business district properties.  FSP’s subsidiary, FSP Investments LLC (member, FINRA and SIPC), is a real estate investment banking firm and a registered broker/dealer.  FSP is a Maryland corporation that operates in a manner intended to qualify as a real estate investment trust (REIT) for federal income tax purposes.  To learn more about FSP please visit our website at www.franklinstreetproperties.com.

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Forward-Looking Statements

Statements made in this press release that state FSP’s or management’s intentions, beliefs, expectations, or predictions for the future may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  This press release may also contain forward-looking statements based on current judgments and current knowledge of management, which are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those indicated in such forward looking statements.  Accordingly, readers are cautioned not to place undue reliance on forward-looking statements.  Investors are cautioned that our forward-looking statements involve risks and uncertainty, including without limitation changes in economic conditions in the markets in which we own properties, changes in the demand by investors for investment in Sponsored REITs (as defined in our Annual Report on Form 10-K for the year ended December 31, 2006), risks of a lessening of demand for the types of real estate owned by us, changes in government regulations, and expenditures that cannot be anticipated such as utility rate and usage increases, unanticipated repairs, additional staffing, insurance increases and real estate tax valuation reassessments.  See the “Risk Factors” set forth in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2006, as the same may be updated from time to time in subsequent filings with the United States Securities and Exchange Commission.  Although we believe the expectations reflected in the forward looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.  We will not update any of the forward looking statements after the date of this press release to conform them to actual results or to changes in our expectations that occur after such date, other than as required by law.

Franklin Street Properties Corp.
Earnings Release
Supplementary information
Table of Contents

Franklin Street Properties Corp. Financial Results	A-C
Real Estate Portfolio Summary Information	D
Portfolio and Other Supplementary Information	E
Quarterly information for 2007	F
Largest 20 Tenants – FSP Owned Portfolio	G
Definition of Funds From Operations (FFO) and FFO+GOS	H

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Franklin Street Properties Corp. Financial Results
Supplementary Schedule A
Consolidated Income Statement
(Unaudited)

	For the Three Months Ended December 31,		For the Year Ended December 31,
(in thousands, except per share amounts)	2007	2006	2007	2006
Revenue:
Rental	$25,851	$22,367	$100,961	$83,147
Related party revenue:
Syndication fees	1,896	4,405	8,986	10,693
Transaction fees	2,452	4,714	9,898	11,262
Management fees and interest income from loans	1,854	1,005	7,030	2,083
Other	34	36	118	60
Total revenue	32,087	32,527	126,993	107,245

Expenses:
Real estate operating expenses	7,145	5,983	26,171	19,045
Real estate taxes and insurance	4,109	3,493	16,761	12,282
Depreciation and amortization	7,624	6,006	29,334	20,893
Selling, general and administrative	1,791	2,733	7,466	8,518
Commissions	1,017	2,233	4,737	5,522
Interest	1,563	1,189	7,684	2,449

Total expenses	23,249	21,637	92,153	68,709

Income before interest income, equity in earnings (deficit) of
non-consolidated REITs and taxes on income	8,838	10,890	34,840	38,536
Interest income	514	918	2,377	2,998
Equity in earnings (deficit) of non-consolidated REITs	147	128	(464)	845

Income before taxes on income	9,499	11,936	36,753	42,379
Income tax expense	295	566	647	839

Income from continuing operations	9,204	11,370	36,106	41,540
Income (loss) from discontinued operations	(70)	1,143	1,190	7,951
Gain on sale of Properties	257	26,969	23,789	61,438

Net income	$9,391	$39,482	$61,085	$110,929

Weighted average number of shares outstanding,
basic and diluted	70,481	70,766	70,651	67,159

Earnings per share, basic and diluted, attributable to:
Continuing operations	$0.13	$0.16	$0.51	$0.62
Discontinued operations	-	0.03	0.01	0.12
Gains on sales of Properties	-	0.38	0.34	0.91
Net income per share, basic and diluted	$0.13	$0.57	$0.86	$1.65

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Franklin Street Properties Corp. Financial Results
Supplementary Schedule B
Condensed Consolidated Balance Sheet
(Unaudited)

(in thousands, except share and par value amounts)	December 31,
	2007	2006
Assets:
Real estate assets, net	$790,319	$739,886
Acquired real estate leases, less accumulated amortization
of $23,401 and $20,345, respectively	33,695	40,577
Investment in non-consolidated REITs	85,663	5,064
Assets held for syndication, net	26,310	-
Assets held for sale	-	72,621
Cash and cash equivalents	46,988	69,973
Certificate of deposit	-	5,143
Restricted cash	336	761
Tenant rent receivables, less allowance for doubtful accounts
of $430 and $433, respectively	1,472	2,440
Straight-line rent receivable, less allowance for doubtful accounts
of $261 and $163, respectively	7,387	4,295
Prepaid expenses	1,395	972
Deposits on real estate assets	-	5,010
Other assets	406	1,118
Office computers and furniture, net of accumulated depreciation
of $968 and $851, respectively	309	375
Deferred leasing commissions, net of accumulated amortization
of $1,975, and $1,085, respectively	9,186	7,082
Total assets	$1,003,466	$955,317

Liabilities and Stockholders’ Equity:
Liabilities:
Bank note payable	$84,750	$-
Accounts payable and accrued expenses	20,255	25,275
Accrued compensation	1,564	2,643
Tenant security deposits	1,874	1,744
Acquired unfavorable real estate leases, less accumulated amortization
of $1,226, and $534, respectively	4,405	3,693
Total liabilities	112,848	33,355

Commitments and contingencies

Stockholders’ Equity:
Preferred stock, $.0001 par value, 20,000,000 shares authorized, none issued or outstanding	-	-
Common stock, $.0001 par value, 180,000,000 shares authorized, 70,480,705 and 70,766,305 shares issued and outstanding, respectively	7	7
Additional paid-in capital	889,019	893,786
Earnings (distributions) in excess of accumulated earnings/distributions	1,592	28,169
Total stockholders’ equity	890,618	921,962
Total liabilities and stockholders’ equity	$1,003,466	$955,317

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Franklin Street Properties Corp. Financial Results
Supplementary Schedule C
Consolidated Statement of Cash Flows
(Unaudited)

	For the Year Ended December 31,
(in thousands)	2007	2006
Cash flows from operating activities:
Net income	$61,085	$110,929
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	30,563	24,951
Amortization of above market lease	4,948	7,138
Gain on sale of real estate assets	(23,789)	(61,438)
Equity in earnings (deficit) of non-consolidated REITs	472	(1,043)
Distributions from non-consolidated REITs	1,806	783
Increase in bad debt reserve	(3)	83
Changes in operating assets and liabilities:
Restricted cash	425	(300)
Tenant rent receivables, net	971	(1,076)
Straight-line rents, net	(3,359)	(1,334)
Prepaid expenses and other assets, net	374	(327)
Accounts payable, accrued expenses & other items	1,884	1,174
Accrued compensation	(1,079)	752
Tenant security deposits	130	451
Payment of deferred leasing commissions	(4,314)	(5,880)
Net cash provided by operating activities	70,114	74,863
Cash flows from investing activities:
Cash from issuance of common stock in the merger transaction	-	13,849
Purchase of real estate assets and office computers and furniture, capitalized merger costs	(77,894)	(159,351)
Acquired real estate leases	(3,726)	(6,801)
Investment in non-consolidated REITs	(82,831)	(4,137)
Redemption of (investment in) certificate of deposit	5,143	(5,143)
Merger costs paid	-	(838)
Changes in deposits on real estate assets	-	(4,300)
Investment in assets held for syndication	(22,093)	-
Proceeds received on sales of real estate assets	96,102	173,183
Net cash provided by (used for) investing activities	(85,299)	6,462
Cash flows from financing activities:
Distributions to stockholders	(87,662)	(80,948)
Purchase of treasury shares	(4,767)	-
Offering Costs	-	(119)
Borrowings under bank note payable	84,750	-
Deferred financing costs	(121)	-
Net cash used for financing activities	(7,800)	(81,067)
Net increase (decrease) in cash and cash equivalents	(22,985)	258
Cash and cash equivalents, beginning of year	69,973	69,715
Cash and cash equivalents, end of year	$46,988	$69,973

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Franklin Street Properties Corp. Earnings Release
Supplementary Schedule D
Real Estate Portfolio Summary Information
(Unaudited & Approximated)

Commercial portfolio lease expirations (1)

	Total	% of
Year	Square Feet	Portfolio
2008	305,911	6.1%
2009	632,537	12.7%
2010	777,450	15.6%
2011	346,500	6.9%
2012	621,540	12.4%
2013	377,833	7.6%
Thereafter	1,936,509	38.7	%(2)
	4,998,280	100.0%

(1)	Percentages are determined based upon square footage of expiring commercial leases and if applicable, exclude assets held for sale.
(2)	Includes 329,000 square feet of current vacancies.

(In Thousands)	As of December 31, 2007
	# of		% of	Square	% of
State	Properties	Investment	Portfolio	Feet	Portfolio

Texas	6	$204,734	26.0%	1,332	26.7%
Colorado	4	131,779	16.7%	791	15.8%
Georgia	1	79,094	10.0%	387	7.7%
Maryland	2	64,300	8.1%	425	8.6%
Virginia	2	63,857	8.1%	433	8.7%
Missouri	2	58,007	7.3%	349	7.0%
Florida	1	50,459	6.4%	213	4.3%
California	2	21,461	2.7%	182	3.6%
Indiana	1	38,326	4.8%	205	4.1%
Illinois	1	32,641	4.1%	177	3.5%
Michigan	1	15,577	2.0%	215	4.3%
North Carolina	2	14,695	1.9%	172	3.4%
Washington	1	15,389	1.9%	117	2.3%
Total	26	$790,319	100.0%	4,998	100.0%

Property by type:
(dollars & square feet in 000's)	As of December 31, 2007
	# of		% of	Square	% of
Type	Properties	Investment	Portfolio	Feet	Portfolio
Office	25	$785,060	99.3%	4,899	98.0%
Industrial	1	5,259	0.7%	99	2.0%
Total	26	$790,319	100.0%	4,998	100.0%

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Franklin Street Properties Corp. Earnings Release
Supplementary Schedule E
Portfolio and Other Supplementary Information
(Unaudited & Approximated)

Capital Expenditures
Owned Portfolio	Three Months Ended		Twelve Months Ended
(in thousands)	31-Dec-07	31-Dec-06	31-Dec-07	31-Dec-06

Tenant improvements	$998	$9,275	$6,596	$13,471
Deferred leasing costs	1,409	1,459	4,314	5,881
Building improvements	908	1,013	4,504	1,308
Increase to investments in buildings	-	-	-	1,220
	$3,315	$11,747	$15,414	$21,880

Square foot & leased percentages	As of December 31,
	2007	2006

Owned portfolio of commercial real estate
Number of properties	26	29
Square feet	4,998,280	5,148,490
Leased percentage	93%	89%

Investments in non-consolidated commercial real estate
Number of properties	3	2
Square feet	1,614,380	775,253
Leased percentage	92%	76%

Single Asset REITs (SARs) managed
Number of properties	9	8
Square feet	2,682,770	2,150,734
Leased percentage	92%	96%

Total owned, investments & managed properties
Number of properties	38	39
Square feet	9,295,430	8,074,477
Leased percentage	93%	89%

The following table shows property information for our investments in non-consolidated REITs:

				% Leased	% Interest
Single Asset REIT Name	City	State	S.F.	31-Dec-07	Held
FSP 303 East Wacker Drive Corp.	Chicago	IL	839,127	86.6%	43.7%
FSP Phoenix Tower Corp.	Houston	TX	618,507	97.8%	4.6%
FSP Park Ten Development Corp.	Houston	TX	156,746	97.8%	3.1%
			1,614,380	92.0%

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Franklin Street Properties Corp. Earnings Release
Supplementary Schedule F: Quartery information for 2007
(Unaudited)

(in thousands)
	Q1	Q2	Q3	Q4
Revenue:	2007	2007	2007	2007
Rental	$25,104	$22,896	$27,110	$25,851
Related party revenue:
Syndication fees	2,956	3,448	686	1,896
Transaction fees	3,081	3,761	604	2,452
Management fees and interest income from loans	1,817	1,862	1,497	1,854
Other	38	9	37	34
Total revenue	32,996	31,976	29,934	32,087

Expenses:
Real estate operating expenses	6,207	5,668	7,151	7,145
Real estate taxes and insurance	4,223	3,976	4,453	4,109
Depreciation and amortization	7,177	6,777	7,756	7,624
Selling, general and administrative	1,888	2,000	1,787	1,791
Commissions	1,560	1,754	406	1,017
Interest	2,676	1,622	1,823	1,563
Total expenses	23,731	21,797	23,376	23,249

Income before interest income, equity
in earnings (deficit) of non-consolidated REITs	9,265	10,179	6,558	8,838
Interest income	654	560	649	514
Equity in earnings (deficit) of non-consolidated REITs	(616)	(142)	147	147

Income before taxes on income	9,303	10,597	7,354	9,499
Taxes on income	240	373	(261)	295

Income from continuing operations	9,063	10,224	7,615	9,204
Income from discontinued operations	669	662	(71)	(70)

Income before gain on sale of properties	9,732	10,886	7,544	9,134
Gain on sale of Properties	-	21,590	1,942	257
Net income	$9,732	$32,476	$9,486	$9,391

FFO and FFO+GOS calculations:

Net income	$9,732	$32,476	$9,486	$9,391
(Gain) Loss on sale of Properties	-	(21,590)	(1,942)	(257)
GAAP income from non-consolidated REITs	583	142	(106)	(147)
Distributions from non-consolidated REITs	281	442	476	607
Depreciation & amortization	8,990	8,499	9,008	8,978
Funds From Operations (FFO)	19,586	19,969	16,922	18,572
Plus gains on sales of Properties	-	21,590	1,942	257
FFO+GOS	$19,586	$41,559	$18,864	$18,829

-more-

Franklin Street Properties Corp. Earnings Release
Supplementary Schedule G
Largest 20 Tenants – FSP Owned Portfolio
(Unaudited & Estimated)

The following table includes the largest 20 tenants in FSP’s owned portfolio based on square feet leased.

				% of
	Tenant	Sq Ft	SIC Code	Portfolio
1	Capital One Services, Inc. (1)	297,789	61	6.0%
2	Citgo Petroleum Corporation	248,399	29	5.0%
3	Tektronix Texas, LLC	241,372	38	4.8%
4	Burger King Corporation	212,619	58	4.3%
5	New Era of Networks, Inc. (Sybase)	199,077	42	4.0%
6	Citgroup Credit Services, Inc.	176,848	61	3.5%
7	RGA Reinsurance Company	171,120	63	3.4%
8	International Business Machines Corp.	138,033	73	2.8%
9	CACI Technologies, Inc.	132,896	73	2.7%
10	Maines Paper and Food Service, Inc.	98,745	42	2.0%
11	The Staubach Company	92,827	87	1.9%
12	AMDOCS, Inc.	91,928	73	1.8%
13	County of Santa Clara	90,467	91	1.8%
14	Ober Kaler Grimes	88,000	81	1.8%
15	Vail Corp, dba Vail Resorts	83,620	79	1.7%
16	Corporate Holdings, LLC	81,818	67	1.6%
17	Technip-Coflexip USA Holdings, Inc	79,496	73	1.6%
18	Noble Royalties, Inc.	78,344	67	1.6%
19	Cooley Godward LLP	72,850	81	1.5%
20	CSA Credit Solutions	61,572	73	1.2%
	Total	2,737,820		54.8%

(1)	Capital One subleases all of its space to LandAmerica Financial Group.

-more-

Franklin Street Properties Corp. Earnings Release
Supplementary Schedule H
Definition of Funds From Operations (“FFO”),
and FFO plus Gains on Sales (“FFO+GOS”)

The Company evaluates the performance of its reportable segments based on several measures including, Funds From Operations (“FFO”) and FFO plus Gains on Sales (“FFO+GOS”) as management believes they represent important measures of activity and are an important consideration in determining distributions paid to equity holders.  The Company defines FFO as net income (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from sales of property, plus depreciation and amortization, and after adjustments to exclude non-cash income (or losses) from non-consolidated or Sponsored REITs, plus distributions received from non-consolidated or Sponsored REITs.  The Company defines FFO+GOS as FFO as defined above, plus gains (or losses) from sales of properties and provisions for assets held for sale, if applicable.

FFO and FFO+GOS should not be considered as alternatives to net income (determined in accordance with GAAP), as indicators of the Company’s financial performance, nor as alternatives to cash flows from operating activities (determined in accordance with GAAP), nor as measures of the Company’s liquidity, nor are they necessarily indicative of sufficient cash flow to fund all of the Company’s needs.  Other real estate companies may define these terms in a different manner.  We believe that in order to facilitate a clear understanding of the results of the Company, FFO and FFO+GOS should be examined in connection with net income and cash flows from operating, investing and financing activities in the consolidated financial statements.